EXHIBIT 3.6


                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                           TRIMBLE NAVIGATION LIMITED

                                    ********


     We, Steven W. Berglund and Irwin L. Kwatek, do hereby certify that:


1. We are the President and Assistant Secretary, respectively, of Trimble Navigation Limited, a corporation duly organized and existing under the laws of the State of California.

2. Article III of the Articles of Incorporation of this corporation is amended and restated to read in its entirety as follows:

                                      "III

          This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("Preferred") and Common Stock ("Common"). The total number of shares of Preferred this corporation shall have the authority to issue is 3,000,000 without par value, and the total number of shares of Common this corporation shall have the authority to issue is 90,000,000 without par value. The Preferred shares authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences and privileges of any wholly unissued class or series of Preferred shares, and the number of shares constituting any such series and the designation thereof, or any of them.

          Upon the adoption of this amendment each two outstanding shares of Common is split up and converted into three shares of Common."

3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of this corporation.

4. The foregoing amendment of the Articles of Incorporation does not require approval of the outstanding shares of the corporation because the amendment only effected a stock split in accordance with Section 902(c) of the California Corporations Code. There are no preferred shares outstanding.


     Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge. Executed at Sunnyvale, California on March 1, 2004.


                                                /s/ Steven W. Berglund
                                                ----------------------
                                                Name:  Steven W. Berglund
                                                Title: President


                                                /s/ Irwin L. Kwatek
                                                -------------------
                                                Name:  Irwin L. Kwatek
                                                Title: Assistant Secretary